Exhibit 10.30

SolarWinds.Net

TERM LEASE AGREEMENT

THIS AGREEMENT (herein referred to as the “Lease”) made and entered into this the 1st day of April, 2006, by and between Yonce Ventures, hereinafter referred to as the Lessor, and SolarWinds.net, hereinafter referred to as Lessee.

IN CONSIDERATION of covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Leased Premises. Lessor hereby leases and lets unto Lessee 30,000 square feet of office space in the office center (hereinafter the “Building”) known as YORKTOWN PLACE OFFICE BUILDING.

With appurtenances for the term of Five (5) years beginning the 1st day of April, 2006, and ending the 31st day of March, 2011, at the monthly rent or sum of Thirty Thousand and No/100 Dollars ($30,000.00).

1. Notice to Lessee

(a) It is expressly understood between the parties hereto that Lessee’s employees stationed at the Premises are not empowered to give instruction regarding the leasehold and furthermore that all notices to be sewed by the Lessor upon the Lessee shall be in writing addressed to:

SolarWinds.Net

Attn: Dave Yonce

6914 South Yorktown

Tulsa, Oklahoma 74136

Notices to either party shall be considered served when deposited with the United States Postal Service via Certified Mail, return receipt requested.

(b) Only Principals or Authorized Officers/Agents of Lessee employed at its Headquarters are empowered to give any instruction or notice regarding the Lease and any notice or instruction issued by any other party is null and void.

2. Notice to Lessor

Any payments required to be paid, and all notices required to be delivered to Lessor from Lessee shall be delivered to Lessor at:

Yonce Ventures, LLC

Attn: Farrah Lowe

8221 East 63rd Place

Tulsa, Oklahoma 74133

3. Occupancy and Commencement of Term

In the event the Premises are ready for occupancy prior to April 1, 2006, (“Commencement Date”) Lessor will allow Lessee to take early occupancy. All terms and conditions of this Lease shall be in effect during any said early occupancy period. Base rent and other charges for any early occupancy period shall be waived. Additionally, if Lessee shall occupy the Premises prior to the Commencement Date of this Lease, with Lessor’s consent, all the provisions of this Lease shall be in full force and effect as soon as Lessee occupies the Premises and the Lease expiration date shall not change.

If the Lessor shall be unable to give possession of the Premises on the Commencement Date for any reason except that caused solely by Lessee, then the rent shall not commence until possession of the Premises is given and all improvements to be made by Lessor are substantially complete, and reasonably acceptable to Lessee.

4. Early Termination

Notwithstanding anything to the contrary contained elsewhere in this Lease it is expressly understood and agreed between the parties hereto that Lessee is granted an option to cancel this Lease at anytime upon Sixty (60) days prior written notice to Lessor. Lessee shall pay to Lessor as liquidated damages, a sum equivalent to the remainder of base rent. Upon payment of aforesaid sum, Lessor shall hold harmless and relieve Lessee from any further liability or obligation under this Lease.

5. Option to Renew

Provided Lessee is not in default of the Lease, Lessor will grant Lessee an option to renew this Lease for One (1) additional period of Five (5) years with Two (2) months notice at a rate of $40,000 per month.

6. Delivery Upon Termination

Upon expiration of the Lease term, or any subsequent renewal term, or other sooner termination of this Lease, Lessee shall deliver to Lessor possession of the Premises, together with all improvements or additions in or to the Premises, in the same condition as received, ordinary wear and tear excepted.

Lessee shall not be required to remove any of said improvements or return the Premises to its original condition upon any termination of this Lease. All said improvements shall remain in place as the Property of the Lessor. Lessee shall remove its furniture, fixtures and equipment and make any repairs occasioned by said removal upon any termination of this Lease.

7. Use

Lessee shall use said Premises for general office space in connection with software sales and development, and related services.

Lessee, its employees, customers, invitees, contractors, and agents shall have access and the right to use the Common Areas, if any, including but not limited to: corridors, sidewalks, restrooms, parking lots, entryways, lobbies and elevators, subject to Lessor’s reasonable written rules and regulations which shall not adversely affect Lessee’s right to use the Premises.

8. Utilities

Lessor shall provide to the Premises and Building, and its Common Areas, all utilities, including but not limited to electric, water, sewer, heat (electric), waste or trash removal and property taxes. Lessee shall pay to Lessor their prorata share of said utilities (59%). Lessee shall pay for the following services used exclusively for the Premises: telephone, cable, and internet access.

9. Real Estate Taxes and Insurance

Lessor shall provide, all reasonable Common Area Maintenance, property insurance and real estate taxes. Lessee shall pay to Lessor their prorata share of Common Area Maintenance (59%). Lessee shall have liability insurance not less than $1,000,000 and provide current copies of credible coverage.

10. Parking

Lessor will provide Lessee with 59% of parking spaces (including prorata share of parking spaces in east parking lot).

11. Signage

Lessee shall have the exclusive right to erect and maintain in, or about the exterior and interior of the Premises, at its own expense, all signs (electrical or otherwise) necessary or appropriate to the conduct of the business of Lessee. Upon full execution of this Lease, Lessee shall be allowed to install a temporary banner at the Premises until such time that Lessee’s permanent sign is installed. Lessee’s signage shall conform to all applicable local, city and county requirements.

Any signs erected or placed in or on the Premises by Lessee may be removed by Lessee at any time during the term or on the expiration or sooner termination of this Lease. Any damage caused by the erection, maintenance or removal of any and all such signs shall be fully repaired at the expense of the Lessee.

Lessor shall also allow Lessee to place regulatory agency mandated signage (stickers) on or near the front entrance of the Premises. At any time during the term of this Lease, or any extension hereof, Lessee reserves the right to change its name, In the event Lessee does change its name, Lessee may, at its expense, change its signage to reflect the new name.

12. Lease Modification and Assignment

This Lease may be modified only upon the written and signed Agreement of Lessor and Lessee. Lessee expressly covenants that it shall not assign or sublet the Premises, except to affiliates or parent companies, without the prior written consent of the Lessor, which consent shall not be unreasonably withheld.

13. Tenant Improvements

Lessee, at its sole cost and expense shall make the modifications and additions to the Premises as per the attached Exhibit A. Lessor, hereby approves of Lessee making the modifications and additions to the Premises as per the attached Exhibit A. Lessor will furnish Lessee with heating, ventilating, and air conditioning equipment which will create a comfortable working environment for Lessee.

14. Repair and Maintenance

(a) Lessor shall be responsible, at its expense, for all repair, maintenance or replacement of the following Building and Common Area (if any) elements: roof, foundation, outside walls, sidewalks, parking lot, common corridors and restrooms, windows, drainage system, heating and air conditioning, plumbing, electrical wiring, snow/ice removal.

(b) Notwithstanding anything to the contrary herein, Lessee shall only be responsible, at its expense, for all repair and maintenance of the following: windows, interior walls and construction, drainage system, plumbing, electrical wiring, and prorata share of landscape maintenance. Additionally, Lessor shall assign to Lessee or allow and participate with Lessee with regard to any warranty applicable to such items in the Building.

(c) Lessor warrants that all fixtures and equipment are in good working order at the commencement of this Lease and Lessor warrants that all fixtures and equipment shall be under warranty for ninety (90) days after commencement of this Lease. Additionally, Lessor shall assign to Lessee or allow and participate with Lessee regarding any warranty applicable to such fixtures or equipment in the building.

15. Destruction of the Premises

In the event of destruction of the Premises, the Lessor or the Lessee shall be allowed to cancel the Lease if the Lessor cannot restore the Premises within 120 days. If the Lessor can restore the Premises within said 120 days, the Lessor shall commence to do so diligently. Lessor shall notify Lessee in writing within 15 days of said damage or destruction of its ability to restore the Premises within 120 days or not. If restoration is not completely restored within 120 days, or cannot be restored within 120 days, Lessee shall have the immediate right to cancel the Lease effective from the date of occurrence of said damage or destruction, and Lessee shall have no further liability to Lessor. Rent payable hereunder for the period during which such damage, repairs or restoration continues shall be abated. Rent shall only be abated if the Building is not habitable.

16. Insurance

Lessee shall carry and maintain, during the entire term hereof, at Lessee’s sole cost and expense, a broad form of comprehensive commercial general liability insurance with limits of not less that $1,000,000.00 per occurrence, insuring against any and all liability of Lessee with respect to the demised Premises or arising out of the use or occupancy thereof. Lessee shall furnish Lessor, if requested, evidence that the insurance is in full force and effect from the Company issuing such insurance.

Lessor shall insure the Building and its Common Areas under a fire and extended coverage policy with limits of not less than $1,000,000.00 or to 100% of the replacement costs.

17. Indemnification

Lessee agrees to indemnify and hold harmless Lessor for any risk of loss, injury or damage of any kind or nature to the Property, Building, or its Common Areas, or persons at the Property, Building, its Common Areas, or Premises that results from the negligence of Lessee.

18. Default

(a) In the event of any non-monetary default by either party, the defaulting party shall cure or commence to cure and diligently conclude said cure, within thirty (30) days of non-defaulting party’s written notice of said default. In the event that the default cannot reasonably be cured within said thirty (30) day timeframe, as long as the defaulting party has diligently commenced to cure said default within thirty (30) days from receipt of notice of default from the other party, then in such case, the defaulting party shall not be considered in default by reason of non-compliance of the thirty (30) day timeframe requirement.

(b) In the event of a monetary default, Lessee shall cure said default within ten (10) days of receipt of written notice from Lessor.

19. Late Fees

Lessee will pay said rents in a manner and form herein before specified. Lessee shall pay to Lessor the sum of 10% as late fees for any rental payment unpaid to Lessor by the fifth day of the month.

20. Holdover

Provided Lessee has not vacated the Premises, and provided Lessee has not exercised any option to renew, or has not entered into a new Lease regarding the Premises, then if Lessee holds over after the Lease term, this Lease shall revert to a month-to-month agreement upon expiration of the lease term and a ninety (90) day notice by either party shall be required to terminate this said month-to-month tenancy. All other terms and conditions of the original Lease would remain in effect during this month-to-month tenancy, including the rental amount paid during the last month of the Lease term.

21. Remedies

Lessor and Lessee shall have all remedies available at law or equity to enforce this Lease, and to proceed against the other party for any default of this Lease.

22. Attorney’s Fees

If either party becomes a party to any litigation concerning this Lease, the Premises, or the Building or other improvements in which the Premises are located, by reason of any act or omission of the other party or its authorized representatives, the party that causes the other party to become involved in the litigation shall be liable to that party for the reasonable attorneys’ fees and court costs incurred by it in the litigation.

If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees and costs of suit.

23. Agency Disclosure

Lessee represents and warrants that it has not consulted or negotiated with any broker.

24. Force Majeure

In the event that either party shall be delayed or hindered in or prevented from doing or performing any act required in this Lease by reason of strikes, lock-outs, casualties, Acts of God, labor troubles, inability to procure materials, failure of power, governmental laws or regulations, riots, insurrection, war or other causes beyond the reasonable control of such party, then such party shall not be liable or responsible for any such delays and the doing or performing of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

25. Consent or Approval

In each and every instance where the consent or approval of either party is required by the other party, said consent or approval shall be given in a prompt manner, and shall not be unreasonably withheld.

26. Heirs and Assigns

All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Lessor and Lessee and their respective heirs, executors, administrators, successors and assigns.

27. Entire Agreement

This Lease sets forth all the covenants, promises, agreements, conditions and understandings between Lessor and Lessee concerning the Premises and there are no covenants, promises, agreements, conditions or understandings either oral or written, between them other than as are herein set forth.

28. Continuous Occupancy

Notwithstanding anything to the contrary in the Lease, if during the term of this Lease and any extensions hereof; so long as Lessee shall continue to pay rent as outlined herein, Lessee shall not be considered in default of this Lease by reason of abandonment or non-use in the event the Lessee’s employee(s) vacates or fails to initially occupy the Premises. Lessee will use its best efforts to locate other employees to occupy the Premises. Lessee shall maintain the interior appearance of the Premises in a clean and orderly fashion at all times.

This Lease is not in effect until duly signed by Lessor and Lessee.

Lessor:		Lessee:

Yonce Ventures, LLC		SolarWinds.Net

By:	/s/ SHEILA YONCE	By:	/s/ DAVID YONCE
	(Authorized Signature)		(Authorized Signature)
Its:	Manager	By:	David Yonce
Printed Name: Sheila J. Yonce		Its:	President/CEO
Date:	4/1/06	Date:	4/1/06